PRESS RELEASE	EXHIBIT 99
Scripps reports third-quarter results
Board suspends dividend; restructuring announced at company’s newspapers

For immediate release November 7, 2008	(NYSE: SSP)
CINCINNATI – The E.W. Scripps Company today reported third-quarter operating results for its television, newspaper, and licensing and syndication businesses. The operations that formerly comprised the company’s Scripps Networks and interactive media divisions, which were spun off into a separate publicly traded company on July 1, 2008, are reported in previous periods as discontinued operations.
Third-quarter results reflect continued weakness in advertising sales at the company’s newspapers and television stations. The company’s revenue decreased 9.0 percent to $230 million, compared with $253 million in the third quarter of 2007.
The company reported a loss from continuing operations of $21.0 million, or 39 cents per share, compared with income of $16.6 million, or 31 cents per share in the year-ago quarter. The per-share figures are adjusted for a 1-for-3 reverse stock split that was approved on July 15, 2008. The loss from continuing operations in the 2008 quarter was increased by costs related to the separation of the Scripps Networks and interactive media businesses totaling $22.0 million, as well as a $24.9 million non-cash charge to further write down the investment in our Denver newspaper partnership.
“Behind all the accounting noise related to the separation is a healthy company built upon a collection of solid media businesses in attractive local markets,” said Rich Boehne, president and CEO of Scripps. “Even through these challenging economic times, Scripps is fortunate to be able to focus on the opportunities ahead as local media markets adjust to the full impact of the Internet and other digital media platforms.
“To put Scripps in the best possible position to exploit opportunities and build value for shareholders during this period of economic uncertainty, we’ve made a series of decisions - including headcount reductions, suspension of the dividend and other expense reductions — that will keep our debt low and balance sheet healthy. These are unusual times, not without difficulty and peril. But we believe dedication to strong financial health in the short term will yield outsized returns over the long term for those in position to exploit the transformation of our industry.”
Now that Scripps is a standalone organization focused on local media, it will disclose results with the following reporting segments: 1) Newspapers (enterprises managed solely by Scripps), 2) Joint operating agreements (JOA) and newspaper partnerships (encompassing the JOA in Denver, and the newspaper partnerships in Colorado and New Mexico), 3) Television, and 4) Licensing and other media.
Third-quarter results by segment are as follows:

Newspapers
Year-over-year revenue from newspapers operated solely by Scripps fell 17 percent to $131 million. Advertising revenue was down 20 percent to $101 million.
Advertising revenue broken down by category was:
•	Local, down 16 percent to $27.3 million

•	Classified, down 28 percent to $33.6 million

•	National, down 31 percent to $5.9 million

•	Preprint and other, down 10 percent to $24.8 million

•	Online, down 12 percent to $9.1 million
The decline in online ad revenue is attributable to the weakness in print classified advertised, to which most of the online advertising is tied. Revenue from pure-play advertisers who only purchase ads on the company’s newspaper Web sites rose 13.4 percent in the period.
Circulation revenue was $26.6 million, down 7.6 percent.
Due to significantly lower usage, newsprint expense declined 2.6 percent to $15.7 million, despite an increase in pricing of about 32 percent over the prior-year period.
Cash expenses for Scripps newspapers were down 6.7 percent from the prior year, including the favorable impact of a $3.0 million adjustment for self-insured health care and disability claims.
Segment profit at newspapers managed solely by the company was $14.0 million, compared with $32.7 million in the third quarter of 2007.
JOA / Newspaper Partnerships
The Scripps share of income from the Denver JOA and newspaper partnerships fell to $2.1 million in the third quarter, compared with $8.0 million in the prior-year period. JOA editorial costs and expenses fell 19 percent to $5.1 million.
The segment loss of $3.1 million compared with segment profit of $1.7 million in the 2007 quarter.
Television
Revenue from the company’s television stations was $76.9 million in the third quarter, an increase of 5.0 percent over the third quarter of 2007.
Revenue broken down by category was:
•	Local, down 6.4 percent to $42.4 million

•	National, down 14.6 percent to $19.5 million

•	Political, $10.3 million compared with $700,000 in the 2007.
The company’s three NBC affiliates – in Kansas City, Mo., West Palm Beach, Fla., and Tulsa, Okla. – benefitted from Olympics-related programming in August. The three stations booked $4.7 million in revenue tied to the summer games, compared with $3.2 million during the Olympic period in 2004.
Cash expenses for the station group were $60.0 million, including a favorable adjustment of $1.2 million for self-insured health care and disability claims. In the 2007 quarter, cash expenses were $60.0 million.
Segment profit for the broadcast television division was $17.0 million in the third quarter, a 28 percent increase over the 2007 quarter.
Licensing and Other Media
Revenue was $22.2 million, compared with $21.2 million in the prior-year period. Cash expenses were flat year over year, resulting in segment profit that increased from $1.3 million to $1.5 million.

Year-To-Date Snapshot
Revenue from continuing operations through the first three quarters of the year was $737 million, compared with $797 million in 2007.
The year-to-date results reflect the impairment of goodwill and certain equity investments in the company’s newspaper segment, as mentioned in an Aug. 11, 2008, announcement. The non-cash charges totaled of $899 million.
Through the first nine months of the year, the company reported a loss from continuing operations of $621 million. Excluding the effects of the separation costs and impairment charges, income from continuing operations in the first three quarters would have been $26.8 million, or 48 cents per share, compared with $28.2 million, or 52 cents per share, in the same period a year ago.
Dividend
Management previously has indicated that 2009 will be a challenging year for the company, with broad economic uncertainty and advertising weakness projected to continue into next year, newsprint prices at historical highs, the relative lack of political advertising, and the final year of higher-than-normal capital expenditures to complete the newspaper production facility that will serve the high-growth markets of Naples and Bonita Springs, Fla.
To improve the company’s financial flexibility and position Scripps to seize potential opportunities during this period, the board of directors has suspended the company’s quarterly dividend.
On Sept. 10, 2008, the company paid a quarterly dividend of 15 cents per share.
Share Repurchases
During the third quarter, Scripps repurchased 790,500 shares of its Class A Common stock at an average price of $7.16. From Oct. 1 to Oct. 15 the company repurchased an additional 329,500 shares at an average price of $5.74, completing a share repurchase program initiated on Aug. 15 and exhausting the company’s current board authorization.
Newspaper restructuring
The company’s fourth-quarter operating income will include a one-time cash charge of approximately $5 million for severance and other expenses related to restructurings at the company’s newspapers. Scripps publishers notified affected employees yesterday.
The restructurings, sought by the publishers in a continuing effort to reduce costs in response to the rapidly changing business conditions in their local newspaper markets, will be completed in the fourth quarter. The workforce reduction affects approximately 400 employees, resulting in annual payroll and benefits savings of roughly $15 million.
“Our publishers were careful to maintain our commitment to a strong local news product, and they retain the ability to fully serve the needs of our advertisers,” said Boehne. “These restructurings will allow us to continue building audience and revenue in print, online and through niche products. We regret that this action was necessary, but our customers should view this announcement as a signal of our dedication to serving these markets for the long term.”
The employee population at newspapers owned solely by Scripps has been declining steadily in recent years. Since 2006, excluding the job reductions announced today, more than 625 employees, or 13 percent of the newspaper workforce, have exited Scripps newspapers, largely through attrition, voluntary separation packages and consolidation of functions. The employee count in the newspaper division at the end of 2008 will be under 4,000.
Outlook
Fast-changing economic conditions, which weigh heavily on the decisions of advertisers, complicate the forecasting of fourth-quarter performance. Management believes that the third-quarter revenue and expense trends will continue into the fourth quarter.
Conference call
The senior management of The E.W. Scripps Company will discuss the company’s third-quarter results during a telephone conference call at 10 a.m. EDT today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, choose “Shareholders” then follow the link in the “Upcoming Events” section.
To access the conference call by telephone, dial 1-800-288-8960 (U.S.) or 1-612-234-9959 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (“third-quarter earnings report”) to be granted access.

Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.
A replay line will be open from noon EST Nov. 7 until 11:59 p.m. EST Nov. 14. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 964814.
A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Shareholders” then follow the “audio archives” link on the left navigation bar.
Forward-looking statements
This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2007 SEC Form 10K. We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.
About Scripps
The E.W. Scripps Company is a diverse, 130-year-old media enterprise with interests in television stations, newspapers, local news and information web sites, and licensing and syndication. The company’s portfolio of locally focused media properties includes: 10 TV stations (six ABC affiliates, three NBC affiliates and one independent); daily and community newspapers in 15 markets and the Washington, D.C.-based Scripps Media Center, home of the Scripps Howard News Service; and United Media, the licensor and syndicator of Peanuts, Dilbert and approximately 150 other features and comics. For a full listing of Scripps media companies and their associated Web sites, visit www.scripps.com.
###
Tim King, The E.W. Scripps Company, 513-977-3732
Email: tim.king@scripps.com

THE E. W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three months ended			Nine months ended
	September 30,			September 30,
(in thousands, except per share data)	2008	2007	Change	2008	2007	Change

Operating revenues	$230,278	$253,102	(9.0)%	$736,866	$797,238	(7.6)%
Costs and expenses, excluding separation costs	(209,173)	(225,712)	(7.3)%	(674,810)	(706,803)	(4.5)%
Separation costs	(22,020)	(257)		(31,629)	(257)
Depreciation and amortization of intangibles	(12,153)	(11,330)	7.3%	(34,758)	(33,299)	4.4%
Write-down of newspaper goodwill				(778,900)
Gains (losses) on disposal of property, plant and equipment	(17)	(188)		2,244	(256)

Operating income (loss)	(13,085)	15,615		(780,987)	56,623
Interest expense		(8,856)		(10,999)	(29,123)	(62.2)%
Equity in earnings of JOAs and other joint ventures	1,902	7,978	(76.2)%	12,875	16,705	(22.9)%
Write-down of investments in newspaper partnerships	(24,908)			(119,908)
Loss on repurchases of debt				(26,380)
Miscellaneous, net	(320)	12,042		7,776	14,195

Income (loss) from continuing operations before income taxes and minority interests	(36,411)	26,779		(917,623)	58,400
Benefit (provision) for income taxes	15,486	(9,983)		296,876	(29,841)

Income (loss) from continuing operations before minority interests	(20,925)	16,796		(620,747)	28,559
Minority interests	(67)	(202)		(101)	(335)

Income (loss) from continuing operations	(20,992)	16,594		(620,848)	28,224
Income from discontinued operations, net of tax	4,193	71,773		156,876	226,088

Net income (loss)	$(16,799)	$88,367		$(463,972)	$254,312

Net income (loss) per basic share of common stock:
Income (loss) from continuing operations	$(0.39)	$0.31		$(11.44)	$0.52
Income from discontinued operations	0.08	1.32		2.89	4.16

Net income (loss) per basic share of common stock	$(0.31)	$1.63		$(8.55)	$4.68

Weighted average basic shares outstanding	54,182	54,273		54,254	54,377

Net income (loss) per share amounts may not foot since each is calculated independently.
See notes to results of operations.

Notes to Results of Operations
1. OTHER CHARGES AND CREDITS
Income (Loss) from continuing operations was affected by the following:
2008 - As a result of the spin-off of Scripps Networks Interactive (“SNI”), employees holding share-based equity awards, received modified awards in E.W. Scripps and SNI’s stock. Under FAS 123R the adjustment to the outstanding share-based equity awards is a modification of the awards and incremental compensation is recognized to the extent the fair value of the awards immediately prior to the modification is less than the fair value of the modified awards. Compensation associated with the modification totaled $19.6 million and is included in separation costs in our third quarter results of operations. Separation costs increased loss from continuing operations by $14.0 million in the third quarter, $.26 per share, and by $22.2 million year-to-date, $.41 per share.
Due primarily to the continuing negative effects of the economy on our advertising revenues and those of other publishing companies, and the difference between our stock price following the spin-off of SNI to shareholders and the per share carrying value of our remaining net assets, we determined that indications of impairment of goodwill related to our newspaper business segments existed as of June 30, 2008. In the second quarter we recorded a $779 million, non-cash charge to reduce the carrying value of goodwill. We also recorded a non-cash charge of $95 million to reduce the carrying value of our investment in the Denver JOA and Colorado newspaper partnership to our share of the estimated fair value of their net assets. In the third quarter we recorded an additional $24.9 million charge related to continued declines in the value of our investment in the Denver JOA. The impairment charges increased loss from continuing operations by $15.8 million, $.29 per share, in the third quarter and by $599 million, $11.03 per share, in the year-to-date period.
In the second quarter of 2008, we redeemed the remaining balances of our outstanding notes and recorded a $26.4 million loss on the extinguishment of debt. Loss from continuing operations in the year-to-date period was increased by $.48 per share.
Investment results, reported in the caption “Miscellaneous, net” in our Condensed Consolidated Statements of Operations, include realized gains from the sale of certain investments in the second quarter of 2008. Net loss was decreased by $4.3 million, $.08 per share.
2007 - A majority of our newspapers offered voluntary separation plans to eligible employees during 2007. In connection with the acceptance of the offer by 137 employees, we accrued severance related costs of $8.9 million in the second quarter of 2007. Income from continuing operations was reduced by $.10 per share.
2. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.
Our newspaper business segment includes daily and community newspapers in 15 markets in the U.S. Newspapers earn revenue primarily from the sale of advertising to local and national advertisers and from the sale of newspapers to readers.
JOAs and newspaper partnerships include a newspaper that is operated pursuant to the terms of joint operating agreement. The newspaper in the JOA maintains an independent editorial operation and receives a share of the operating profits of the combined newspaper operations. This segment also includes newspaper partnerships. We account for our share of the earnings of our JOA and newspaper partnerships using the equity method of accounting. Our equity in earnings of our JOA and newspaper partnerships is included in “Equity in earnings of JOAs and other joint ventures” in our Condensed Consolidated Statements of Operations.
Television includes six ABC-affiliated stations, three NBC-affiliated stations and one independent station. Our television stations reach approximately 11% of the nation’s television households. Television stations earn revenue primarily from the sale of advertising to local and national advertisers.
Licensing and other media aggregates our operating segments that are too small to report separately, and primarily includes syndication and licensing of news features and comics.
The accounting policies of each of our business segments are those described in Note 1 in our Annual Report on Form 10-K for the year ended December 31, 2007.

In addition, certain corporate costs and expenses, including information technology, pensions and other employee benefits, and other shared services, are allocated to our business segments. The allocations are generally amounts agreed upon by management, which may differ from amounts that would be incurred if such services were purchased separately by the business segment. Corporate assets are primarily cash, cash equivalents and other short-term investments, property and equipment primarily used for corporate purposes, and deferred income taxes.
Our chief operating decision maker (as defined by FAS 131 — Segment Reporting) evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities (including our proportionate share of JOA restructuring activities), investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.
Information regarding our business segments is as follows:

	Three months ended			Nine months ended
	September 30,			September 30,
(in thousands)	2008	2007	Change	2008	2007	Change

Segment operating revenues:
Newspapers	$131,103	$158,221	(17.1)%	$431,135	$493,695	(12.7)%
JOAs and newspaper partnerships	58	70	(17.1)%	172	176	(2.3)%
Television	76,919	73,278	5.0%	233,458	234,325	(0.4)%
Licensing and other media	22,185	21,231	4.5%	71,645	67,978	5.4%
Corporate	13	302	(95.7)%	456	1,064	(57.1)%

Total operating revenues	$230,278	$253,102	(9.0)%	$736,866	$797,238	(7.6)%

Segment profit (loss):
Newspapers	$14,001	$32,656	(57.1)%	$58,625	$98,603	(40.5)%
JOAs and newspaper partnerships	(3,051)	1,714		(3,768)	(4,774)	(21.1)%
Television	16,966	13,242	28.1%	49,441	53,117	(6.9)%
Licensing and other media	1,547	1,298	19.2%	6,088	5,797	5.0%
Corporate	(6,456)	(13,542)	(52.3)%	(35,455)	(45,603)	(22.3)%
Depreciation and amortization of intangibles	(12,153)	(11,330)	7.3%	(34,758)	(33,299)	4.4%
Write-down of newspaper goodwill				(778,900)
Gains (losses) on disposal of property, plant and equipment	(17)	(188)		2,244	(256)
Interest expense		(8,856)		(10,999)	(29,123)	(62.2)%
Separation costs	(22,020)	(257)		(31,629)	(257)
Write-down of investment in newspaper partnerships	(24,908)			(119,908)
Loss on repurchases of debt				(26,380)
Miscellaneous, net	(320)	12,042		7,776	14,195

Income (loss) from continuing operations before income taxes and minority interests	$(36,411)	$26,779		$(917,623)	$58,400

Certain items required to reconcile segment profitability to consolidated results of operations determined in accordance with accounting principles generally accepted in the United States of America are attributed to particular business segments. Significant reconciling items attributable to each business segment are as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2008	2007	2008	2007

Depreciation:
Newspapers	$5,517	$5,735	$16,327	$16,695
JOAs and newspaper partnerships	323	331	969	990
Television	4,788	4,265	13,925	12,707
Licensing and other media	242	121	478	356
Corporate	285	71	460	268

Total depreciation	$11,155	$10,523	$32,159	$31,016

Amortization of intangibles:
Newspapers	$525	$523	$1,563	$1,439
JOAs and newspaper partnerships	188		188
Television	285	284	848	844

Total amortization of intangibles	$998	$807	$2,599	$2,283

Gains (losses) on disposal of PP&E:
Newspapers	$(3)	$(40)	(9)	(80)
JOAs and newspaper partnerships			(33)	(1)
Television	(14)	(127)	2,401	(153)
Licensing and other media
Corporate		(21)	(115)	(22)

Gains (losses) on disposal of PP&E	$(17)	$(188)	$2,244	$(256)

The following is segment operating revenue for newspapers:

	Three months ended			Nine months ended
	September 30,			September 30,
(in thousands)	2008	2007	Change	2008	2007	Change

Segment operating revenues:
Local	$27,272	$32,347	(15.7)%	$91,975	$104,644	(12.1)%
Classified	33,573	46,604	(28.0)%	113,917	147,143	(22.6)%
National	5,923	8,540	(30.6)%	20,599	25,793	(20.1)%
Online	9,058	10,337	(12.4)%	28,799	30,916	(6.8)%
Preprint and other	24,820	27,553	(9.9)%	77,411	82,447	(6.1)%

Newspaper advertising	100,646	125,381	(19.7)%	332,701	390,943	(14.9)%
Circulation	26,576	28,763	(7.6)%	85,079	89,220	(4.6)%
Other	3,881	4,077	(4.8)%	13,355	13,532	(1.3)%

Total operating revenues	$131,103	$158,221	(17.1)%	$431,135	$493,695	(12.7)%

The following is segment operating revenue for television:

	Three months ended			Nine months ended
	September 30,			September 30,
(in thousands)	2008	2007	Change	2008	2007	Change

Segment operating revenues:
Local	$42,350	$45,229	(6.4)%	$138,519	$147,967	(6.4)%
National	19,539	22,887	(14.6)%	65,493	72,595	(9.8)%
Political	10,293	694		14,968	1,398
Network compensation	1,854	1,820	1.9%	5,870	5,606	4.7%
Other	2,883	2,648	8.9%	8,608	6,759	27.4%

Total operating revenues	$76,919	$73,278	5.0%	$233,458	$234,325	(0.4)%

3. JOINT OPERATING AGREEMENT AND NEWSPAPER PARTNERSHIPS
Financial information related to our JOA and newspaper partnerships is as follows:

	Three months ended			Nine months ended
	September 30,			September 30,
(in thousands)	2008	2007	Change	2008	2007	Change

Equity in earnings of JOAs and newspaper partnerships:
Denver	$1,253	$6,073	(79.4)%	$9,476	$10,226	(7.3)%
Albuquerque	599	2,886	(79.2)%	3,453	7,383	(53.2)%
Colorado	175	(980)		71	(581)
Other newspaper partnerships and joint ventures					(323)

Total equity in earnings of JOAs	2,027	7,979	(74.6)%	13,000	16,705	(22.2)%
Operating revenues of JOAs and newspaper partnerships	58	70	(17.1)%	172	176	(2.3)%

Total	2,085	8,049	(74.1)%	13,172	16,881	(22.0)%
JOA editorial costs and expenses	5,136	6,335	(18.9)%	16,940	21,655	(21.8)%

Contribution to segment profit (loss)	$(3,051)	$1,714		$(3,768)	$(4,774)	(21.1)%